As filed with the Securities and Exchange Commission on March 29, 2012

Registration No. 333-179580

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALLY HOLDINGS LLC

SALLY CAPITAL INC.

(as Issuers)

SALLY BEAUTY HOLDINGS, INC.

SALLY INVESTMENT HOLDINGS LLC

(as Parent Guarantors)

SEE TABLE OF ADDITIONAL REGISTRANTS

 (Exact name of Registrant as Specified in Its Charter)

Delaware	5990	36-4472381
Delaware	5990	56-2620323
Delaware	5990	36-2257936
Delaware	5990	26-0382328
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3001 Colorado Boulevard

Denton, Texas 76210

Telephone:  (940) 898-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew O. Haltom

Vice President and Assistant Secretary

Sally Holdings LLC

3001 Colorado Boulevard

Denton, Texas 76210

Telephone:  (940) 898-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

W. Scott Ortwein

Kyle G. Healy

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Telephone:  (404) 881-7000

Facsimile:  (404) 881-7777

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.875% Senior Notes due 2019	$750,000,000	100%	$750,000,000	$85,950
Guarantees(2)	—	—	—	—

(1)          Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.The registration fee has been paid previously.

(2)          No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the Securities Act.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following domestic subsidiaries of Sally Holdings LLC are guarantors of the new notes and are co-registrants:

Exact Name of Registrant as Specified in Its Charter	State of Incorporation or Organization	I.R.S. Employer Identification Number
Beauty Systems Group LLC	Delaware	36-4201155
Armstrong McCall Holdings, Inc.	Texas	74-1499645
Arnolds, Inc.	Arkansas	71-0007082
Armstrong McCall Holdings, L.L.C.	Delaware	74-2766844
Armstrong McCall Management, L.C.	Texas	74-2766842
Armstrong McCall, L.P.	Texas	74-2766845
Innovations-Successful Salon Services	California	95-4251192
Procare Laboratories, Inc.	Delaware	36-4294731
Neka Salon Supply, Inc.	New Hampshire	02-0347958
Salon Success International, LLC	Florida	14-1819659
Aerial Company, Inc.	Wisconsin	39-0122920
Sally Beauty Supply LLC	Delaware	36-2683258
Diorama Services Company, LLC	Delaware	20-5230107
Sally Beauty Distribution LLC	Delaware	75-2624245
Sally Beauty International Finance LLC	Delaware	75-2719403
Beauty Holding LLC	Delaware	36-4053597
Beyond the Zone, Inc.	Delaware	35-2180117
Silk Elements, Inc.	Delaware	20-0129848
High Intensity Products, Inc.	Delaware	20-0129876
Nail Life, Inc.	Delaware	20-0129898
Sexy U Products, Inc.	Delaware	20-0129827
For Perms Only, Inc.	Delaware	84-1617038
Energy of Beauty, Inc.	Delaware	20-2319441
Miracle Lane, Inc.	Delaware	20-2319484
Tanwise, Inc.	Delaware	20-2319525
Satin Strands, Inc.	Delaware	20-5230137
Brentwood Beauty Laboratories International, Inc.	Texas	74-1994945
Ion Professional Products, Inc.	Delaware	36-3570397
New Image Professional Products, Inc.	Delaware	36-4101842
Esthetician Services Inc.	Delaware	36-4270982
Femme Couture International, Inc.	Delaware	36-4260404
Generic Value Products, Inc.	Delaware	20-5230165
Venique, Inc.	Delaware	20-2709606
Land of Dreams, Inc.	Delaware	20-2709463
Coloresse, Inc.	Delaware	20-5230193
Design Lengths, Inc.	Delaware	41-2239996
Power IQ, Inc.	Delaware	41-2240000
Soren Enterprises, Inc.	Delaware	41-2240003
Sally Beauty Distribution of Ohio, Inc.	Delaware	36-4401725

c/o Sally Holdings LLC

3001 Colorado Boulevard

Denton, Texas 76210

Telephone:  (940) 898-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Each of the Co-Registrant’s Principal Executive Offices)

Matthew O. Haltom

Vice President and Assistant Secretary

Sally Holdings LLC

3001 Colorado Boulevard

Denton, Texas 76210

Telephone:  (940) 898-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service for Each Co-Registrant)

With copies to:

W. Scott Ortwein

Kyle G. Healy

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Telephone:  (404) 881-7000

Facsimile:  (404) 881-7777

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2012

PROSPECTUS

SALLY HOLDINGS LLC

SALLY CAPITAL INC.

(as Issuer)

SALLY BEAUTY HOLDINGS, INC.

SALLY INVESTMENT HOLDINGS LLC

(as Parent Guarantors)

Offer to Exchange

All Outstanding 6.875% Senior Notes due 2019

issued November 8, 2011

($750,000,000 aggregate principal amount outstanding)

for newly-issued, registered

6.875% Senior Notes Due 2019

This exchange offer will expire at 5:00 p.m.,

New York City time, on                         , 2012, unless extended.

•                  We are offering to exchange $750,000,000 aggregate principal amount of our 6.875% senior notes due November 15, 2019, registered under the Securities Act of 1933, as amended, or the “Securities Act,” and referred to in this prospectus as the new notes, for all $750,000,000 aggregate principal amount of outstanding unregistered 6.875% senior notes due November 15, 2019 issued on November 8, 2011, which are referred to in this prospectus as the old notes.

•                  Subject to the terms of this exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

•                  The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will generally not be subject to transfer restrictions or registration rights.  The old notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

•                  We will pay interest on the new notes on each May 15 and November 15, beginning May 15, 2012.

•                  The new notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sally Beauty Holdings, Inc., Sally Investment Holdings LLC and our material domestic subsidiaries who have guaranteed our obligations with respect to our senior credit facilities and the old notes.

•                  The exchange of old notes for new notes pursuant to this exchange offer generally should not be a taxable event for U.S. federal income tax purposes.  See “Certain Material U.S. Federal Income Tax Consequences.”

•                  We will not receive any proceeds from this exchange offer.

Investing in the new notes involves risks.  You should consider carefully the risk factors beginning on page 11 of this prospectus before tendering your old notes in this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all of the new notes acquired by it in this exchange offer.  See “Plan of Distribution.”

The date of this prospectus is                                 , 2012

You should rely only on the information in this prospectus.  We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would violate the securities or blue sky laws of that jurisdiction.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations Department, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210; telephone number: (940) 297-3877. To obtain timely delivery, you must request the information no later than                   , 2012, which is five business days prior to the expiration of this exchange offer.

i

FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference herein which are not purely historical facts or which depend upon future events may constitute forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:

•                  the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry;

•                  anticipating changes in consumer preferences and buying trends and managing our product lines and inventory;

•                  potential fluctuation in our same store sales and quarterly financial performance;

•                  our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

•                  the possibility of material interruptions in the supply of products by our manufacturers;

•                  products sold by us being found to be defective in labeling or content;

•                  compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

•                  product diversion to mass retailers or other unauthorized resellers;

•                  the operational and financial performance of our Armstrong McCall, L.P. franchise-based business;

•                  the success of our internet-based businesses;

•                  successfully identifying acquisition candidates and successfully completing desirable acquisitions;

•                  integrating businesses acquired in the future;

•                  opening and operating new stores profitably;

•                  the impact of the health of the economy upon our business;

•                  the success of our cost control plans;

•                  protecting our intellectual property rights, particularly our trademarks;

•                  conducting business outside the United States;

•                  disruption in our information technology systems;

•                  severe weather, natural disasters or acts of violence or terrorism;

•                  the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

•                  being a holding company, with no operations of our own, and depending on our subsidiaries for cash;

•                  our substantial indebtedness;

•                  the possibility that we may incur substantial additional debt in the future;

•                  restrictions and limitations in the agreements and instruments governing our debt;

ii

•                  generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

•                  changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements;

•                  the potential impact on us if the financial institutions we deal with become impaired;

•                  the costs and effects of litigation;

•                  the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows;

•                  the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and

•                  the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus, and under the section entitled “Risk Factors” in this prospectus. The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements.

PRESENTATION OF INFORMATION

In this prospectus, unless the context requires otherwise: (i) “Sally Holdings” the “Company,” “we,” “us,” “our” and “issuer” refer to Sally Holdings LLC and its consolidated subsidiaries, including Sally Capital Inc., except as otherwise indicated or the context otherwise requires; (ii) “Sally Beauty” refers to Sally Beauty Holdings, Inc., our ultimate corporate parent; (iii) “Sally Investment Holdings” refers to our immediate parent company, Sally Investment Holdings LLC; (iv) “parent guarantors” refers to Sally Beauty and Sally Investment Holdings; (v) “subsidiary guarantors” refers to our domestic subsidiaries who are guaranteeing our obligations under the new notes and who have guaranteed obligations with respect to our senior credit facilities and the old notes; (vi) “guarantors” refers collectively to the parent guarantors and subsidiary guarantors; (vii) “non-guarantor subsidiaries” refers to those of our subsidiaries that are not guaranteeing our obligations under the notes; (viii) “initial purchasers” refers to the initial purchasers of the old notes pursuant to a Purchase Agreement dated November 3, 2011 entered into with us, and the subsidiary guarantors; (ix) “old notes” refers to the 6.875% senior notes due 2019 that we issued on November 8, 2011; (xii) “new notes” refers to the 6.875% senior notes due 2019 that we registered under the Securities Act and that we are offering in exchange for the old notes; and (xiii) “notes” refers to the old notes and the new notes, collectively.

iii

SUMMARY

You should read the following summary together with the more detailed information appearing elsewhere in this prospectus, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus.

The Company

Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with operations primarily in North America, South America and Europe. Our two business units, Sally Beauty Supply and Beauty Systems Group, which we refer to as BSG, sell and distribute beauty products through 4,182 company-owned stores, 181 franchised stores and 1,125 professional distributor sales consultants. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals. We have store locations in the United States (including Puerto Rico), Canada, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We believe we are the largest distributor of professional beauty supplies in the U.S. based on store count. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,125 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and exclusive-label professional beauty supplies, including hair color products, hair care products, styling appliances, skin and nail care products and other beauty items. Our consolidated net sales and operating earnings were $3,269.1 million and $448.5 million, respectively, for the fiscal year ended September 30, 2011 and $864.8 million and $113.3 million, respectively, for the three months ended December 31, 2011.

We believe Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of December 31, 2011, Sally Beauty Supply operated 3,180 company-operated retail stores, 2,528 of which are located in the U.S., with the remaining 652 located in Canada, Puerto Rico, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We also supply 25 franchised stores located outside the U.S. Our U.S. and Canadian stores average 1,700 square feet and are primarily located in strip shopping centers. Our Sally Beauty Supply stores carry an extensive selection of professional beauty supplies for both retail customers and salon professionals, with between 5,000 and 8,000 SKUs (primarily in the U.S. and Canada) of beauty products across product categories including hair color, hair care, skin and nail care, beauty sundries and electrical appliances. Sally Beauty Supply stores carry leading third-party brands such as Clairol®, Revlon® and Conair®, as well as a broad selection of exclusive-label merchandise. We believe that Sally Beauty Supply has differentiated itself from its competitors through its customer value proposition, attractive pricing, extensive selection of leading third-party branded and exclusive-label products, broad ethnic product selection, knowledgeable sales associates and convenient store locations. Sally Beauty Supply’s net sales and segment operating profit were $2,012.4 million and $381.0 million, respectively, for the fiscal year ended September 30, 2011 and $536.4 million and $101.1 million, respectively, for the three months ended December 31, 2011.

We believe BSG is the largest full-service distributor of professional beauty supplies in the U.S., exclusively targeting salons and salon professionals. As of December 31, 2011, BSG had 1,002 company-operated stores, supplied 156 franchised stores and had a sales force of approximately 1,125 professional distributor sales consultants in all states in the U.S. and in portions of Canada, Puerto Rico, Mexico and certain European countries. BSG carries leading professional beauty product brands intended for use in salons and for resale by salons to consumers. Through its large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. professional beauty sales channel. BSG stores, which primarily operate under the CosmoProf banner, average approximately 2,700 square feet and are primarily located in secondary strip shopping centers. BSG stores provide a comprehensive selection of between 5,000 and 10,000 beauty product SKUs that include hair color and care, skin and nail care, beauty sundries and electrical appliances. Certain BSG products are sold under exclusive distribution agreements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories. BSG’s net sales and segment operating profit were $1,256.7 million and $164.7 million, respectively, for the fiscal year ended September 30, 2011 and $328.5 million and $43.3 million, respectively, for the three months ended December 31, 2011.

Redemption of 2014 Notes and 2016 Notes

On December 5, 2011, we redeemed approximately $430 million aggregate principal amount of our 9.25% senior notes due 2014, and we redeemed approximately $275 million aggregate principal amount of our 10.50% senior notes due 2016.

Corporate Information

Sally Holdings is a Delaware limited liability company. Sally Capital, a Delaware corporation, is a wholly-owned subsidiary of Sally Holdings and does not have any assets or operations of any kind. Sally Holdings is, and Sally Capital through Sally Holdings is, a wholly owned subsidiary of Sally Beauty Holdings, Inc.

Our executive offices are located at 3001 Colorado Blvd, Denton, TX 76210, and our telephone number at that location is (940) 898-7500. Our website address is www.sallybeautyholdings.com. The information on our website is not a part of this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

On November 8, 2011, we issued in a private offering $750.0 million aggregate principal amount of our old notes. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

The summary below describes the principal terms of the exchange offer.  Please see “The Exchange Offer” for further information regarding the exchange offer.

Old notes	$750.0 million aggregate principal amount of 6.875% Senior Notes due 2019.

New notes

6.875% Senior Notes due 2019. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights.

Exchange offer

We are offering to exchange $1,000 principal amount of our new notes due November 15, 2019, for each $1,000 principal amount of our old notes due November 15, 2019. Currently, there is $750.0 million aggregate principal amount of old notes outstanding.

Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $2,000.

Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, promptly after the expiration of this exchange offer.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on, 2012, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the tender of your old notes at any time prior to the expiration date.

Taxation

The exchange of old notes for new notes in this exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Consequences.”

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer; Waivers.”

Procedures for Tendering

If you wish to accept this exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or “DTC,” may tender old notes through DTC’s Automated Tender Offer Program, or “ATOP,” which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

• you are acquiring the new notes in the ordinary course of your business;

•                  you have not engaged and have no intention to engage in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act and have no arrangement or understanding with any person to participate in such a distribution;

• you are not an affiliate of the issuer (within the meaning of Rule 405 under the Securities Act); and

•                  if you are a broker-dealer registered under the Exchange Act, you are participating in the exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes.

See “The Exchange Offer—Effect of Surrendering Old Notes.”

Resale of New Notes

We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “The Exchange Offer—Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in SEC no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any registered note issued to you in this exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange	For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are on page 28 of this prospectus.

SUMMARY OF THE TERMS OF THE NEW NOTES

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will generally not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The new notes will evidence the same debt as the old notes. The new notes will be governed by the same indenture under which the old notes were issued.

The summary below describes the principal terms of the new notes.  Please see “Description of the New Notes” for further information regarding the new notes.

Issuers	Sally Holdings LLC and Sally Capital Inc.

Guarantors	Sally Beauty Holdings, Inc., Sally Investment Holdings LLC and certain of our domestic subsidiaries who have guaranteed our obligations in respect of our senior credit facilities and the old notes.

Notes Offered	$750.0 million aggregate principal amount of 6.875% Senior Notes due 2019.

Maturity	November 15, 2019.

Interest

Interest on the notes will accrue at a rate of 6.875% per annum, payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing May 15, 2012. Interest began to accrue on November 8, 2011.

Optional Redemption

We may redeem the new notes, in whole or in part, at any time on or after November 15, 2015 at the redemption prices described under “Description of New Notes—Optional Redemption,” together with accrued and unpaid interest to, but not including, the redemption date.

At any time prior to November 15, 2015, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of New Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, prior to November 15, 2014, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds of certain equity offerings at a redemption price equal to 106.875% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes) remains outstanding. See “Description of New Notes—Optional Redemption.”

Change of Control

In the event of a change of control under the terms of the indenture, each holder of the new notes will have the right to require us to purchase such holder’s new notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of purchase. See “Description of New Notes—Change of Control.”

Ranking	The new notes will be our general unsecured obligations and will rank:

• equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

• senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

• effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

• structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

The note guarantee of each guarantor will be a general unsecured senior obligation of that guarantor and will rank:

•                  equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the note guarantee;

• senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the note guarantee; and

• effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of December 31, 2011, we had consolidated total indebtedness of approximately $1,457.2 million, of which approximately $707.2 million was secured and effectively senior to the notes offered hereby. In addition, as of December 31, 2011, our non-guarantor subsidiaries had liabilities of approximately $160.5 million, all of which was structurally senior to the notes.

As of December 31, 2011, we had additional availability under the revolving portion of our senior credit facilities of up to $378.1 million, all of which would be secured and would be effectively senior to the notes.

Certain Covenants

We will issue the new notes under an indenture with Wells Fargo Bank, National Association, as trustee (the “Trustee”). The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur more debt;

• pay dividends, redeem stock or make other distributions;

• make certain investments;

• create liens;

• transfer or sell assets;

• merge or consolidate; and

• enter into transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of New Notes—Certain Covenants” and “Description of New Notes—Merger and Consolidation.”

Transfer restrictions; Absence of a
Public Market

The new notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. See “Use of Proceeds.”

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under the caption “Risk Factors” beginning on page 11 before investing in the new notes.

SELECTED FINANCIAL DATA

The following summary consolidated financial data of Sally Beauty Holdings, Inc., the ultimate parent company of Sally Holdings, for each of the fiscal years in the five-year period ended September 30, have been derived from Sally Beauty’s audited consolidated financial statements incorporated by reference into this prospectus.  The following summary consolidated financial data of Sally Beauty Holdings, Inc for the three months ended December 31, 2011 and 2010 have been derived from Sally Beauty’s unaudited consolidated financial statements incorporated by reference into this prospectus and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. The following summary consolidated financial data should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Sally Beauty’s 2011 10-K and our Quarterly Report on Form 10-Q for quarter ended December 31, 2011 and the historical financial statements and notes thereto incorporated by reference into this prospectus.

	Fiscal Year Ended September 30,					Three months Ended December 31,
	2011	2010	2009	2008	2007	2011	2010
Results of operations information:
Net sales	$3,269,131	$2,916,090	$2,636,600	$2,648,191	$2,513,772	$864,815	$793,564
Cost of products sold and distribution expenses	1,674,526	1,511,716	1,393,283	1,413,597	1,360,025	442,958	414,173
Gross profit	1,594,605	1,404,374	1,243,317	1,234,594	1,153,747	421,857	379,391
Selling, general and administrative expenses(a)	1,086,414	1,012,321	899,415	903,146	857,276	293,014	272,908
Depreciation and amortization	59,722	51,123	47,066	48,533	42,605	15,553	14,111
Sales-based service fee charged by Alberto-Culver	—	—	—	—	3,779	—	—
Transaction expenses(b)	—	—	—	—	21,502	—	—
Operating earnings	448,469	340,930	296,836	282,915	228,585	113,290	92,372
Interest expense(c)	112,530	112,982	132,022	159,116	145,972	63,961	29,523
Earnings before provision for income taxes	335,939	227,948	164,814	123,799	82,613	49,329	62,849
Provision for income taxes	122,214	84,120	65,697	46,222	38,121	19,195	21,900
Net earnings	$213,725	$143,828	$99,117	$77,577	$44,492	$30,134	$40,949
Earnings per share(d)
Basic	$1.17	$0.79	$0.55	$0.43	$0.25	$0.16	$0.22
Diluted	$1.14	$0.78	$0.54	$0.42	$0.24	$0.16	$0.22
Weighted average shares, basic	183,020	181,985	181,691	181,189	180,392	184,689	182,462
Weighted average shares, diluted	188,093	184,088	183,306	182,704	182,375	190,208	187,201
Operating data:
Number of stores (at end of period):
Sally Beauty Supply	3,158	3,032	2,923	2,844	2,694	3,205	3,061
Beauty Systems Group	1,151	1,027	991	929	874	1,158	1,117
Consolidated	4,309	4,059	3,914	3,773	3,568	4,363	4,178
Professional distributor sales consultants (at end of period)	1,116	1,051	1,022	984	1,002	1,125	1,141
Same store sales growth(e):
Sally Beauty Supply	6.3%	4.1%	2.1%	1.2%	2.7%	8.0%	6.4%
Beauty Systems Group	5.5%	6.2%	1.0%	6.9%	10.1%	5.0%	7.8%
Consolidated	6.1%	4.6%	1.8%	2.6%	4.5%	7.1%	6.8%
Financial condition information (at end of period):
Working capital	$419,142	$387,123	$341,733	$367,198	$354,185	$482,254	$371,123
Cash, cash equivalents and short-term investments	63,481	59,494	54,447	99,788	38,272	71,525	38,381
Property, plant and equipment, net	182,489	168,119	151,252	156,260	154,068	184,427	176,957
Total assets	1,728,600	1,589,412	1,490,732	1,527,023	1,404,503	1,792,698	1,670,440
Long-term debt, excluding current maturities(c)	1,410,111	1,559,591	1,653,013	1,724,684	1,758,594	1,452,484	1,557,144
Stockholders’ deficit	$(218,982)	$(461,272)	$(615,451)	$(702,960)	$(767,710)	$(168,525)	$(406,894)

(a)         Selling, general and administrative expenses for the fiscal years 2011, 2010, 2009, 2008 and 2007 include share-based compensation expenses of $15.6 million, $12.8 million, $8.6 million, $10.2 million and $13.1 million, respectively. In the fiscal year 2011, selling, general and administrative expenses reflect a one-time net favorable impact of $21.3 million, including a $27.0 million credit from a litigation settlement and certain non-recurring charges of $5.7 million.

(b)         The fiscal year 2007 includes one-time charges associated with the Separation Transactions. Please see Note 1 of the “Notes to Consolidated Financial Statements” in “Item 8—Financial Statements and Supplementary Data” for additional information about the Separation Transactions.

(c)          Long-term debt primarily represents debt incurred in connection with the Separation Transactions and interest expense is related mainly to such indebtedness.

(d)         Weighted average shares for the fiscal year 2007 were calculated from November 17, 2006 through September 30, 2007, which represents the actual number of days that shares of the Company’s common stock were publicly traded.

(e)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales (beginning in fiscal year 2009) and store expansions, if applicable, but does not generally include the sales from stores relocated until at least 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

RISK FACTORS

You should consider carefully all of the information set forth or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and, in particular, the following risks before you decide to tender your old notes. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. The risks described below are not the only ones that may affect your investment. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.

If you do not exchange your old notes for new notes in this exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes for resale under the Securities Act. If you continue to hold any old notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

Because we anticipate that most holders of old notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may be substantially limited.  Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged.  Following this exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and the old notes will continue to be subject to transfer restrictions.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

The new notes will be securities for which there is no established trading market.  We do not intend to list the new notes on any exchange or maintain a trading market for them. We give no assurance as to:

•                  the liquidity of any trading market that may develop;

•                  the ability of holders to sell their new notes; or

•                  the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•                  prevailing interest rates;

•                  the number of holders of the new notes;

•                  the interest of securities dealers in making a market for the new notes;

•                  the market for similar debt securities; and

•                  our financial performance.

Risks Related to the New Notes

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, our ability to obtain financing in the future, our ability to react to changes in our business and our ability to fulfill our obligations under the new notes.

In connection with our separation from our former parent company, Alberto-Culver Company, in November 2006, which we refer to as the Separation Transaction, together with certain of our subsidiaries, we incurred approximately $1,850.0 million in debt. As of December 31, 2011, we had an aggregate principal amount of outstanding indebtedness of approximately $1,457.2 million, including capital lease obligations and the notes offered hereby. In addition, as of December 31, 2011, we would have had additional availability of approximately $378.1 million under the revolving portion of our senior credit facilities.

Our substantial debt could have important consequences for holders of the new notes. For example, it could:

•                  make it more difficult for us to satisfy our obligations with respect to the new notes and our other indebtedness, resulting in possible defaults on and acceleration of such indebtedness;

•                  limit our ability to obtain additional financing or raise even a small amount of equity capital for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes;

•                  require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flows to fund working capital, capital expenditures and other general corporate purposes;

•                  restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us, which could limit our ability to make required payments on our debt;

•                  increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations (because a portion of our borrowings are at variable rates of interest), including borrowings under our senior secured term loan facilities and our asset-backed senior secured loan facility, which we refer to collectively as the senior secured credit facilities;

•                  place us at a competitive disadvantage compared to our competitors with proportionately less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•                  limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase; and

•                  limit our flexibility to adjust to changing market conditions and ability to withstand competitive pressures, or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, our lenders’ financial stability, which are subject to prevailing global economic and market conditions, and certain financial, business and other factors, many of which are beyond our control. Even if we were able to refinance or obtain additional financing, the costs of new indebtedness could be substantially higher than the costs of our existing indebtedness.

The parent guarantors of the new notes are holding companies with no significant independent operations and no significant assets except capital stock of their respective subsidiaries. As a result, the parent guarantors of the notes would be unable to meet their obligations if we fail to make payment of interest or principal on the new notes.

Sally Beauty is a holding company with no independent operations and no significant assets other than the capital stock of Sally Investment Holdings. Sally Beauty, therefore, is dependent upon the receipt of dividends or other distributions from Sally Investment Holdings to fund any obligations that it incurs, including obligations under its guarantee of the new notes. Sally Investment Holdings is also a holding company with no independent operations and no significant assets other than our capital stock. Sally Investment Holdings, therefore, is dependent upon the receipt of dividends or other distributions from us to fund any obligations that it incurs, including obligations under its guarantee of the new notes. The indenture governing the notes does not, however, permit distributions from us to Sally Beauty or Sally Investment Holdings, other than for certain specified purposes as described under “Description of New Notes—Certain Covenants—Limitation on Restricted Payments.” Our credit agreements contain similar or more restrictive provisions. Accordingly, if we should at any time be unable to pay interest on or principal of the new notes, it is highly unlikely that Sally Beauty or Sally Investment Holdings have the financial resources necessary to enable Sally Beauty and Sally Investment Holdings to meet their obligations under their parent guarantees.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness, including the indenture governing the notes, do not fully prohibit us or our subsidiaries from doing so. As of December 31, 2011, our senior credit facilities provided us commitments for additional borrowings of up to approximately $378.1 million under the asset-backed senior secured loan (or ABL) facility, subject to borrowing base limitations. In addition, the indenture governing the notes offered hereby allows us to incur substantial additional secured debt, which, along with any additional borrowings under the ABL Facility, would rank senior to the notes if incurred. If new debt is added to our current debt levels, the related risks that we face would increase, and we may not be able to meet all our debt obligations. In addition, the agreements governing our senior credit facilities as well as the indentures governing our outstanding old notes and the new notes offered hereby, do not prevent us from incurring obligations that do not constitute indebtedness.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

The senior secured term loan facilities, which we refer to as the Term Loans, contain covenants that, among other things, restrict our and our subsidiaries’ ability to:

•                  dispose of assets;

•                  incur additional indebtedness (including guarantees of additional indebtedness);

•                  pay dividends, repurchase stock or make other distributions;

•                  make voluntary prepayments on the notes or make amendments to the terms thereof;

•                  prepay certain other debt or amend specific debt agreements;

•                  create liens on assets;

•                  make investments (including joint ventures);

•                  make acquisitions of all of the business or assets of, or stock representing beneficial ownership of, any person;

•                  engage in mergers, consolidations or sales of all or substantially all of our assets;

•                  engage in certain transactions with affiliates; and

•                  permit restrictions on our subsidiaries’ ability to pay dividends to us.

The ABL credit facility contains covenants that, among other things, restrict our and our subsidiaries’ ability to:

•                  change their line of business;

•                  engage in certain mergers, consolidations and transfers of all or substantially all of our assets;

•                  make certain dividends, stock repurchases and other distributions;

•                  make acquisitions of all of the business or assets of, or stock representing beneficial ownership of, any person;

•                  dispose of certain assets;

•                  make voluntary prepayments on the notes or make amendments to the terms thereof;

•                  prepay certain other debt or amend specific debt agreements;

•                  change our fiscal year; and

•                  create or incur negative pledges.

The Term Loans contain a requirement that we not exceed a maximum ratio of net senior secured debt to consolidated EBITDA (as those terms are defined in the relevant credit agreement). In addition, if we fail to maintain a specified minimum level of borrowing capacity under the ABL credit facility, we will then be obligated to maintain a specified fixed-charge coverage ratio. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

The indenture governing the notes also contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•                  dispose of assets;

•                  incur additional indebtedness (including guarantees of additional indebtedness);

•                  pay dividends, repurchase stock or make other distributions;

•                  prepay subordinated debt;

•                  create liens on assets;

•                  make investments (including joint ventures);

•                  engage in mergers, consolidations or sales of all or substantially all of our assets;

•                  engage in certain transactions with affiliates; and

•                  permit restrictions on our subsidiaries’ ability to pay dividends to us.

The restrictions in the indenture governing the notes and the terms of our senior credit facilities may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the senior credit facilities and the indenture for the notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants and restrictions could result in a default under either the senior credit facilities or the indenture that would permit the applicable lenders or note holders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay our outstanding indebtedness, lenders having secured obligations, such as the lenders under the senior credit facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under the senior credit facilities and may not be able to repay the amounts due under the term loans and the notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to service all of our debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control, described under “—Risks Relating to Our Business” below.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior credit facilities and the indentures governing our outstanding notes restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities, which is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our senior credit facilities, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our secured senior credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets securing such facilities and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

You should not expect Sally Capital Inc. to participate in making payments on the new notes.

Sally Capital Inc. is our wholly-owned subsidiary, which acts as a co-issuer solely to facilitate the issuance of the new notes. Sally Capital Inc. does not have any operations or assets of any kind and will not receive any proceeds from the issuance of the new notes. You should not expect Sally Capital Inc. to participate in servicing any of our obligations in the new notes.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including under our senior credit facilities, bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

The notes will be effectively subordinated to our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The notes and the related guarantees will not be secured. However, as of December 31, 2011, we had $1,457.2 million of total indebtedness outstanding, of which approximately $378.1 million constituted senior secured debt, and we would have had availability of approximately $707.2 million under our senior credit facility, all of which would be secured. In addition, the indenture governing the notes allows us to incur substantial additional secured debt, which would rank senior to the new notes if incurred. The notes will be effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of the guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the new notes only after all of our secured indebtedness has been paid in full.

The notes are structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes, including all of our foreign subsidiaries.

The notes are not guaranteed by certain of our current and future subsidiaries, including our non-U.S. subsidiaries. Accordingly, claims of holders of the notes are structurally subordinated to all indebtedness and the claims of creditors of any non-guarantor subsidiaries, including trade creditors. All indebtedness and obligations of any non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution upon liquidation or otherwise, to us or a guarantor of the notes. The indenture governing the notes permits these non-guarantor subsidiaries to incur certain additional debt, including secured debt, and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture. For the twelve months ended December 31, 2011, our non-guarantor subsidiaries represented approximately 19.4% of Sally Beauty’s consolidated net sales and 8.6% of Sally Beauty’s consolidated operating income.  In addition, as of December 31, 2011, our non-guarantor subsidiaries held approximately 27% of Sally Beauty’s consolidated assets and had approximately $160.5 million of liabilities (including trade payables), to which the notes and the guarantees would have been structurally subordinated.

We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the notes.

Upon the occurrence of a “change of control”, as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of the repurchase. Similarly, we must offer to buy back the notes (or repay other indebtedness in certain circumstances) at a price equal to 100% of the principal amount of the notes (or other debt) purchased, together with accrued and unpaid interest, if any, to the date of repurchase, with the proceeds of certain asset sales (as defined in the indenture). Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes, which would also trigger a cross default under our other outstanding indebtedness.

If a change of control or asset sale occurs that would require us to repurchase the notes, it is possible that we may not have sufficient assets to make the required repurchase of notes or to satisfy all obligations under our senior credit facilities and the indenture governing the notes offered hereby. A change of control would also trigger a default under our senior credit facilities. In order to satisfy our obligations, we could seek to refinance the indebtedness under our senior credit facilities and the indenture governing the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Any failure to make the required change of control offer or asset sale offer would result in an event of default under the indenture governing the new notes.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of the notes to return payments received.

If we or any guarantor become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the notes or the guarantees. A court might do so if it found that when we issued the notes or the guarantor entered into its guarantee, or in some states when payments became due under the notes or the guarantees, we or the guarantor received less than reasonably equivalent value or fair consideration and either:

•                  was insolvent or rendered insolvent by reason of such incurrence; or

•                  was left with inadequate capital to conduct its business; or

•                  believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or guarantees you would no longer have any claim against us or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a guarantor.

There is no established trading market for the new notes. If an actual trading market does not develop for the new notes, you may not be able to resell them quickly, for the price that you paid or at all.

The new notes will constitute new issues of securities and there is no established trading market for the new notes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the new notes or your ability to sell the new notes at a particular time or at a favorable price.

We also cannot assure you that you will be able to sell your new notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your new notes at their fair market value, or at all. The liquidity of, and trading market for, the new notes may also be adversely affected by, among other things:

•                  the number of holders of the new notes;

•                  prevailing interest rates;

•                  our operating performance and financial condition;

•                  the prospects for companies in our industry, generally;

•                  the interest of securities dealers in making a market; and

•                  the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the new notes will be subject to disruptions. Any disruptions may have a negative effect on holders, regardless of our prospects and financial performance.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes.  We will not receive any cash proceeds from this exchange offer.  In exchange for the old notes that you tender pursuant to this exchange offer, you will receive new notes in like principal amount.  The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt and cannot be reissued.  The issuance of the new notes under this exchange offer will not result in any increase in our outstanding indebtedness.

The net proceeds to us from the sale of the old notes were approximately $737.0 million.

RATIO OF EARNINGS TO FIXED CHARGES

Sally Beauty’s ratio of earnings to fixed charges for each of the fiscal years ended September 30, 2007 through 2011 and the quarter ended December 31, 2011 were as follows:

	Year Ended September 30,					Quarter Ended December 31,
	2007	2008	2009	2010	2011	2011

Ratio of Earnings to Fixed Charges (1)	1.42	1.58	1.88	2.32	2.90	2.84

(1)  For purposes of calculating this ratio, “earnings” consists of income from continuing operations before income taxes and income from equity affiliate plus (a) fixed charges minus interest capitalized during the period, (b) distributed income from equity affiliates and (c) amortization of previously capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and an appropriate portion of rental expense representative of the interest factor.

THE EXCHANGE OFFER

General

We sold the old notes on November 8, 2011 to the initial purchasers.  The old notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose and Effect of the Exchange Offer

The new notes to be issued in the exchange offer will be exchanged for our old notes due 2019 that we issued on November 8, 2011.  On November 8, 2011, we issued $750.0 million of 6.875% senior notes due 2019.  We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act.  Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act.  As part of the old notes offering we entered into a registration rights agreement.  Pursuant to this registration rights agreement, we agreed to:

•                  file with the SEC a registration statement under the Securities Act enabling the holders of the old notes to exchange the old notes for the new notes;

•                  use our commercially reasonable efforts to cause such registration statement to become effective at the earliest possible time, but in no event later than 270 days after the issue date of the old notes; and

•                  use our commercially reasonable efforts to complete the exchange offer on the earliest practicable date after the registration statement has become effective, but in no event later than 300 days after the issue date of the notes.

In the event that we do not comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest in cash to each holder of the old notes in an amount equal to 0.25% per annum of the aggregate principal amount of the old notes during such noncompliance period, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such noncompliance continues up to a maximum of 1.00% per annum.

We agreed to issue and exchange the new notes for all of the old notes validly tendered and not validly withdrawn prior to the expiration of this exchange offer. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

For purposes of this exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the “Depositary” or “DTC,” who desires to deliver the old notes by book-entry transfer at DTC.  The terms “exchange agent” and “trustee” refer to Wells Fargo Bank, National Association.

Terms of the Exchange Offer

Subject to the terms and conditions of this exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to this exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000 and only in minimum denominations of $2,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•                  the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•                  holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $750.0 million in aggregate principal amount of the old notes is outstanding.  All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on         , 2012 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

In connection with this exchange offer, the laws of the State of New York, which govern the indenture and the old notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice (if oral, to be promptly confirmed in writing) of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in this exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Other Fees and Expenses.”

Conditions to the Exchange Offer; Waivers

Notwithstanding any other term of this exchange offer, or any extension of this exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate this exchange offer before the expiration of this exchange offer, if:

•                  any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our judgment, seeks to or would prohibit, restrict or otherwise render the consummation of this exchange offer illegal, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits to us of this exchange offer; or

•                  a change occurs in the current interpretations by the staff of the SEC that, in our judgment, might materially impair our ability to proceed with this exchange offer.

If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•                  refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•                  extend this exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of their old notes; or

•                  waive any unsatisfied conditions regarding this exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five-to-ten business-day period.

Consequences to Holders of Old Notes Not Tendering in the Exchange Offer

Participation in this exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain outstanding and continue to be “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.  Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•                  to us;

•                  under a registration statement that has been declared effective under the Securities Act;

•                  to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer;

•                  through offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act;

•                  to an accredited investor (within the meaning of the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another accredited investor, in each case in a minimum principal amount of notes of $250,000; or

•                  under any other available exemption from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time on       , 2012 unless we extend this exchange offer, in which case the expiration date is the latest date and time to which we extend this exchange offer.

In order to extend this exchange offer, we will:

•                  notify the exchange agent of any extension by oral or written notice (if oral, to be promptly confirmed in writing); and

•                  issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•                  to delay accepting any old notes by notifying the exchange agent of any such delay by oral or written notice (if oral, to be promptly confirmed in writing) such delay in accepting any outstanding notes to be consistent with Rule 14e-l(c) under the Exchange Act;

•                  to extend this exchange offer; to terminate or amend this exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “—Conditions of the Exchange Offer; Waivers” by giving oral or written notice (if oral, to be promptly confirmed in writing) to the exchange agent; or

•                  to waive any conditions or otherwise amend this exchange offer in any respect, by giving oral or written notice (if oral, to be promptly confirmed in writing) to the exchange agent.

Following the commencement of the exchange offer, we anticipate that we would only delay accepting old notes tendered in the exchange offer due to an extension of the expiration date.  Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to this exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to this exchange offer, you will be representing to us that, among other things:

•                  you are acquiring the new notes in the ordinary course of your business;

•                  you have not engaged and have no intention to engage in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act and have no arrangement or understanding with any person to participate in such a distribution;

•                  you are not an “affiliate,” (within the meaning of Rule 405 under the Securities Act), of the issuer, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable;

•                  if you are a broker-dealer registered under the Exchange Act, you are participating in this exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes; and

•                  we may rely upon these representations for purposes of this exchange offer.

In addition, if you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”

Interest on the New Notes

The new notes will accrue interest on the same terms as the old notes at the rate of 6.875% per year from November 8, 2011, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2012. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from November 8, 2011.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “—Effect of Surrendering Old Notes.”  However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of the issuer as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on SEC interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC’s interpretations applicable to other exchange offers will apply to this exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes during the Exchange Offer Registration Period. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in this exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice (if oral, to be promptly confirmed in writing) thereof to the exchange agent. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, those unaccepted old notes will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Procedures for Tendering

A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in this exchange offer, a holder of old notes must either:

(i)             complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii)          comply with the DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below on or prior to the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “—Exchange Agent” in this prospectus or as set forth in the letter of transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a custodial entity with DTC, you must:

(i)             inform your custodial entity of your interest in tendering your old notes pursuant to the exchange offer; and

(ii)          instruct your custodial entity to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.  A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal.  If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth under “—Exchange Agent” in this prospectus. The withdrawal notice must:

•                  specify the name of the person who tendered the old notes to be withdrawn;

•                  must contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•                  must be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Registered or Certified Mail:

WELLS FARGO BANK, National Association

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN  55480

By Regular Mail or Overnight Courier:

WELLS FARGO BANK, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN  55479

In Person by Hand Only:

WELLS FARGO BANK, National Association

12th Floor — Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN  55479

For Information or Confirmation by

Telephone: (800) 344-5128, Option 0

Attn. Bondholder Communications

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail.  Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.

Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

Accounting Treatment

Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a description of our material indebtedness other than the notes. The following summaries are qualified in their entirety by reference to the credit agreement and related documents and indentures to which each summary relates, copies of which are available upon request.

ABL Credit Agreement

On November 12, 2010, Sally Holdings, Beauty Systems Group LLC and Sally Beauty Supply LLC, as domestic borrowers, and its Canadian subsidiary, Beauty Systems Group (Canada), Inc., as Canadian borrower and its Dutch subsidiary, SBH Finance B.V., as foreign borrower, entered into a Credit Agreement among Bank of America, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and Canadian Collateral Agent, and the several lenders from time to time parties thereto (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured revolving credit facility or “ABL Facility” of up to $400.0 million (subject to availability under a borrowing base). Substantially all of the domestic subsidiaries of Sally Holdings (other than any subsidiary that is a borrower, foreign subsidiary holding company, or a subsidiary of a foreign subsidiary), Sally Beauty and Sally Investment Holdings have guaranteed the obligations of Sally Holdings and its subsidiaries under the ABL Credit Agreement.

The ABL Facility matures on November 12, 2015. Amounts drawn under the ABL Facility bear annual interest at either an adjusted LIBOR rate plus a margin ranging from 2.25% to 2.75%, or an alternate base rate plus a margin ranging from 1.25% to 1.75%. The interest rate margins are subject to adjustments based on borrowing availability under the ABL Credit Agreement.

The ABL Credit Agreement contains a number of negative covenants restricting, among other things, certain distributions, dividends and repurchases of capital stock and other equity interests, certain investments, incurrence of secured indebtedness, prepayment or modification of certain other debt, incurrence of liens, certain mergers, changes in fiscal year and hedging arrangements. The ABL Credit Agreement also contains a covenant requiring Sally Holdings and its subsidiaries to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 in the event that availability under the ABL Facility falls below certain thresholds. The ABL Credit Agreement also contains customary events of default. If an event of default occurs, the lenders are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

The obligations of Sally Holdings and the domestic borrowers under the ABL Credit Agreement are secured by, among other collateral (i) a first-priority lien and security interest in, among other things, accounts receivable and inventory of the domestic operations and (ii) a second-priority lien and security interest in substantially all other tangible and intangible personal property owned by Sally Holdings and each domestic subsidiary borrower, subject to certain exceptions. The obligations of the Canadian borrower under the ABL Credit Agreement are secured by (i) a first-priority line and security interest in, among other things, accounts receivable and inventory of the Canadian operations, (ii) a second-priority lien and security interest in substantially all other tangible and intangible personal property comprising the Canadian operations and (iii) a pledge of certain intercompany notes owing to the Dutch entity, in each case, subject to certain exceptions. The intercompany notes also secure the direct borrowing of the Dutch entity. The obligations of Sally Holdings and its domestic subsidiaries under the ABL Credit Agreement are also secured by second-priority liens in certain real property.

A change of control of the borrower would constitute an event of default under the credit agreement, permitting the lenders to accelerate the indebtedness thereunder and terminate the facilities.

As of December 31, 2011, no borrowings were outstanding under the revolving credit facility and an additional $19.1 million of standby letters of credit were issued thereunder.

Term Loan Credit Agreement

On November 16, 2006, Sally Holdings entered into a Credit Agreement among Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent and the several lenders from time to time parties thereto (the “Term Credit Agreement”). The Term Credit Agreement provides for a senior secured term loan A (“Term Loan A’’) in the original principal amount of $150.0 million and for a senior secured term loan B (“Term Loan B”) in the original amount equal to $920.0 million. Substantially all of the domestic subsidiaries of Sally Holdings (other than any foreign subsidiary holding company, or a subsidiary of a foreign subsidiary), Sally Beauty and Sally Investment Holdings have guaranteed the Term Credit Agreement.

Term Loan A matures on November 16, 2012 and Term Loan B matures on November 16, 2013. Term Loan A bears interest at either an adjusted LIBOR rate plus a margin ranging from 2.00% to 2.50%, or an alternative base rate plus a margin ranging from 1.00% to 1.50%. Term Loan B bears interest at either an adjusted LIBOR rate plus a margin of 2.25% to 2.50%, or an alternative base rate plus a margin of 1.25% to 1.50%. The interest rate margins are subject to a pricing grid based upon a consolidated secured leverage ratio.

The Term Credit Agreement contains a number of negative covenants restricting, among other things, certain distributions, dividends and repurchases of capital stock and other equity interests, certain investments, incurrence of indebtedness, prepayment or modification of certain other debt, incurrence of liens, sales of assets and certain mergers. The Term Credit Agreement also contains a covenant requiring Sally Holdings and its subsidiaries to maintain a minimum consolidated secured leverage ratio. The Term Credit Agreement also contains customary events of default. If an event of default occurs, the lenders are entitled to accelerate the Term Loan A and Term Loan B and exercise rights against the collateral.

The obligations of Sally Holdings and the domestic borrowers under the Term Credit Agreement are secured by, among other collateral (i) a first-priority lien and security interest in, among other things, tangible fixed assets, intellectual property and other long-term assets of the domestic operations and (ii) a second-priority lien and security interest in receivables and inventory owned by Sally Holdings and its domestic subsidiaries, subject to certain exceptions. The obligations of Sally Holdings and its domestic subsidiaries under the Term Credit Agreement are also secured by first-priority liens in certain real property.

A change of control of the borrower would constitute an event of default under the credit agreement, permitting the lenders to accelerate the indebtedness thereunder.

As of December 31, 2011, the Term Loan A was paid in full and $696.9 million of Term Loan B was outstanding.

DESCRIPTION OF NEW NOTES

General

On November 8, 2011, the Company issued $750.0 million in aggregate principal amount of 6.875% senior notes due 2019 under an indenture dated as of November 13, 2011 (the “Indenture”) among itself, the subsidiary guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), in a private transaction exempt from the registration requirements of the Securities Act.  On December 20, 2011, Sally Beauty and Sally Investment Holdings entered into a supplemental indenture providing that Sally Beauty and Sally Investment Holdings will fully and unconditionally guarantee the obligations of Sally Holdings and Sally Capital, Inc. under the Indenture.  The Company will issue the new notes offered hereby, which constitute Exchange Notes (as defined in the Indenture) under the Indenture.  The form and terms of the new notes and the old notes are identical in all material respects, except that the new notes will be registered under the Securities Act and generally will not contain any terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The Indenture defines your rights under the new notes. In addition, the Indenture governs the obligations of the Company under the new notes. Copies of the Indenture and the forms of the new notes offered hereby have been filed as an exhibit to the registration statement of which this prospectus is a part.

The following description is a summary of the material provisions of the Indenture and the new notes. It does not restate the Indenture in its entirety, and you are urged to read the Indenture because it, not this description, defines your rights as holders of the new notes. The term “Company” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of New Notes” as so defined.  Any reference to a “Holder” or a “Noteholder” in this “Description of New Notes” refers to the Holders of the Notes.  Any reference to “Notes” or a class of “Notes” in this “Description of New Notes” refers to the Notes as a class.

Brief Description of the Notes and the Guarantees

The Notes will be:

•                  unsecured Senior Indebtedness of the Company;

•                  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Co-Issuer and Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•                  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

•                  senior in right of payment to all existing and future Subordinated Obligations of the Company.

The Notes will have a corresponding status as Indebtedness of the Co-Issuer.

The Parent Guarantees of each Parent Guarantor in respect of the Notes will be:

•                  unsecured Senior Indebtedness of such Parent Guarantor;

•                  effectively subordinated to all secured Indebtedness of such Parent Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•                  pari passu in right of payment with all existing and future Senior Indebtedness of such Parent Guarantor; and

•                  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Parent Guarantor.

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes will be:

•                  unsecured Senior Indebtedness of such Subsidiary Guarantor;

•                  effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•                  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•                  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Notes will mature on November 15, 2019. Each Note will bear interest at a rate of 6.875% per annum from November 8, 2011, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2012. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued initially in an aggregate principal amount of $750.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness,” which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

Other Terms

Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes in any automated quotation system.

Optional Redemption

The Notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the provisions set forth below.

The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after November 15, 2015 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2015	103.438%
2016	101.719%
2017 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to November 15, 2014, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 106.875%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

In addition, at any time prior to November 15, 2015, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on November 15, 2015 (such redemption price being that described in the second paragraph of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2015; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Parent Guarantees

Sally Beauty and Sally Investment Holdings, as primary obligors and not merely as sureties, jointly and severally with all Subsidiary Guarantors, have agreed to irrevocably and fully and unconditionally Guarantee (the “Parent Guarantees,” and each of Sally Beauty and Sally Investment Holdings in such capacity, a “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by each Parent Guarantor being herein called the “Parent Guaranteed Obligations”). Each Parent Guarantor, pursuant to its Parent Guarantee, agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Parent Guarantee.

Each Parent Guarantee is a continuing Guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the applicable Parent Guarantor then due and owing, (ii) be binding upon such Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Each Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force of effect, (i) at any time that such Parent Guarantor is released from all of its obligations under all of its Parent Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Parent Guarantee is so reinstated, such Parent Guarantee shall also be reinstated to the extent that such Parent Guarantor would then be required to provide a Parent Guarantee pursuant to the Indenture), (ii) upon the merger or consolidation of any Parent Guarantor with and into the Company or another Parent or Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Parent Guarantor following the transfer of all of its assets to the Company or another Parent or Subsidiary Guarantor, (iii) upon defeasance or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (iv) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Parent Guaranteed Obligations then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Parent Guarantee.

Subsidiary Guarantees

On the Issue Date, each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities will guarantee payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

The indebtedness evidenced by the Notes (a) will be unsecured Senior Indebtedness of the Company, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and structurally subordinated to all Indebtedness of its Subsidiaries (other than the Co-Issuer and any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”). The Notes will have a corresponding status as Indebtedness of the Co-Issuer.

Each Subsidiary Guarantee (a) will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, except for the Co-Issuer and unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than the Co-Issuer and Subsidiaries that become Subsidiary Guarantors with respect to the Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the Notes. Such Subsidiary Guarantee, if any, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.”

The term “Change of Control” means:

(i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner; or

(iii) during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction. In addition, Holders may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Board of Directors initially opposed a dissident slate of directors but approves them later as continuing directors.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

The Indenture contains covenants, including, among others, the covenants described below.

Effectiveness of Covenants.  The Indenture provides that, if on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of New Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i)	“—Limitation on Indebtedness”;
(ii)	“—Limitation on Restricted Payments”;
(iii)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;
(iv)	“—Limitation on Sales of Assets and Subsidiary Stock”;
(v)	“—Limitation on Transactions with Affiliates”;
(vi)	“—Future Subsidiary Guarantors”; and
(vii)	clause (iii) of the first paragraph of “—Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any Subsidiaries of the Company as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of “—Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date but excluding the Suspension Period. For purposes of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Excess Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “—Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure by the Company or any Subsidiary to comply with the Suspended Covenants during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Indebtedness. The Indenture provides as follows:

(a)           The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the

Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

(b)           Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)       Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,200.0 million, plus (B) the greater of (x) $400.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)      Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)     Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv)     Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $100.0 million and 11.5% of Consolidated Tangible Assets;

(v)       Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)      (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii)     Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)       Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x)       Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (A) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (B) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)       Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)     Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

(xiii)    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $85.0 million and 9.75% of Consolidated Tangible Assets.

(c)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)           For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides as follows:

(a)           The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)   a Default shall have occurred and be continuing (or would result therefrom);

(2)   the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)          50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)           the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)           the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

(D)          in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

As of December 31, 2011, the Company would have had approximately $372.9 million available to make Restricted Payments under this paragraph (a). However, the Company would be able to make additional material Restricted Payments pursuant to paragraph (b) below.

(b)           The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)    any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a); any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness

Incurred in compliance with the covenant described under “—Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(ii)    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iii)   Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(iv)    loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $15.0 million, plus (2) $3.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

(v)     the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vi)    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 5.75% of Consolidated Tangible Assets;

(vii)   loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) pursuant to the Tax Sharing Agreement or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(viii)  payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time; dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(ix)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Indebtedness” above; and

(x)    other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which consolidated financial statements of the Company are available, the Consolidated Total Leverage Ratio would have been less than or equal to 3.25:1.00;

provided, that (A) in the case of clauses (iii), (vi), (ix) and (xii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clauses (vii) and (xii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)           pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the Notes;

(2)           pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)           pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an ‘‘Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)           (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations;

(5)           with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6)           by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7)           pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides as follows:

(a)           The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i)    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii)   in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $15.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)  first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B)  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C)  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $30.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash:

(a)  (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary,

(6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $50.0 million and 5.75% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $30.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture provides as follows:

(a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an ‘‘Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i)        any Restricted Payment Transaction,

(ii)       (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3)

the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)      any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv)      any transaction arising out of agreements or instruments in existence on the Issue Date (including, without limitation, the Tax Sharing Agreement) and any payments made pursuant thereto,

(v)       any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company, any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity, and

(vi)      any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that from and after the Issue Date the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a). The Trustee shall have no responsibility or liability whatsoever for determining whether or not such filings have occurred.

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)        the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee;

(ii)       immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)      immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv)      each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v)       the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

An Event of Default is defined in the Indenture as:

(i)        a default in any payment of interest on any Note when due, continued for 30 days;

(ii)       a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)      the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv)      the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v)       the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi)      the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

(vii)     the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the “cross acceleration provision”);

(viii)    certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix)      the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $40.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x)       the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the

Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes or (vii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any Holder, the Company, the Co-Issuer, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company, the Co-Issuer or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of New Notes” (to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or any Subsidiary Guarantee, as provided in an Officer’s Certificate), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company and the Co-Issuer under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants” and “Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment), in the opinion of an independent firm of certified public accountants, to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be, (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, the Co-Issuer, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Co-Issuer, or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Certain Definitions

‘‘Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

‘‘Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, ‘‘control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms ‘‘controlling” and ‘‘controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a ‘‘disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under ‘‘—Merger and Consolidation,” (vi) any Financing Disposition, (vii) any ‘‘fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, or (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $10.0 million.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, ‘‘Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 80% of the book value of Inventory of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CDR” means Clayton, Dubilier & Rice, Inc.

“CDR Investors” means, collectively, (i) CDRS Acquisition LLC, a Delaware limited liability company, and any successor thereto, (ii) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, and (iv) any Affiliate of any CDR Investor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” means Sally Capital Inc., a Delaware corporation, and any successor in interest thereto.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means Sally Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1)       if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)       if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)       if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)       if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)       if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction which cost savings or synergies shall consist solely of operating expense reductions and other operating improvements or synergies reasonably expected to result from such Sale, Purchase or other transaction to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 12 months of the applicable Sale, Purchase or other transaction and to the extent such actions shall not have been taken within such period, such cost savings and synergies shall not be given further effect) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CDR and its Affiliates.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)        any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii)       solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)      any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv)      any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Issue Date),

(v)       the cumulative effect of a change in accounting principles,

(vi)      all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii)     any unrealized gains or losses in respect of Currency Agreements,

(viii)    any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)       any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)        to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

(xi)       any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments, as determined and calculated in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness, minus (ii) cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis in an aggregate amount not to exceed $100.0 million, in each case as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Company are available to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Senior Indebtedness” means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Borrowing Base” means the sum of (1) 80% of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall in no event be less than the amount thereof determined as of June 30, 2006.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Foreign Borrowing Base” and “Indebtedness,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means Sally Beauty Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)        the principal of indebtedness of such Person for borrowed money,

(ii)       the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)      all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)      all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)       all Capitalized Lease Obligations of such Person,

(vi)      the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than the Co-Issuer or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii)     all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii)    all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)       to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

For the avoidance of doubt, any operating leases, as such instruments would be determined in accordance with GAAP on the Issue Date, shall be deemed not to constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intermediate Holdings” means Sally Investment Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Issue Date” means the first date on which Notes are issued.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under the Senior ABL Facility (or any other revolving credit facility), (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary)

owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Notes” means the promissory notes issued pursuant to the Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of Holding, Intermediate Holdings, and any Other Parent and any other Person that is a Subsidiary of Holding, Intermediate Holdings, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any of the following: (i) any of the CDR Investors; (ii) any of the Management Investors, CDR, and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)        a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii)       another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iii)      Temporary Cash Investments or Cash Equivalents;

(iv)      receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)       any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi)      securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)     Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii)    Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix)       pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x)        (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi)       bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)      Notes;

(xiii)     any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)    Management Advances;

(xv)     Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $50.0 million and 5.75% of Consolidated Tangible Assets;

(xvi)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph); and

(xvii)   other Investments in an aggregate amount outstanding at any time not to exceed the greater of $50.0 million and 5.75% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(i)        Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(ii)       carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(iii)      pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(iv)      pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(v)       easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi)      Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(vii)     (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings affecting any real property;

(viii)    Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants— Limitation on Indebtedness”;

(ix)       Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(x)        leases, subleases, licenses or sublicenses to third parties;

(xi)       Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(xii)      Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(xiii)     Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xiv)    any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xv)     Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(xvi)    Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Restricted Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Restricted Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (10) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness,” on assets that are the subject of such repurchase agreements or (11) in favor of any Special Purpose Entity in connection with any Financing Disposition; and

(xvii)   other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $25.0 million at any time outstanding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Company, the Co-Issuer or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants— Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted

Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Senior ABL Agreement” means the Credit Agreement, dated as of November 12, 2010, among the Company, Beauty Systems Group LLC, Sally Beauty Supply LLC, the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and Canadian Collateral Agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Term Agreement” means the Credit Agreement, dated as of November 16, 2006, among the Company; the lenders party thereto from time to time; and Merrill Lynch Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise).

“Senior Term Facility” means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 16, 2006, among the Company, Holding and Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least ‘‘A’’ by S&P or ‘‘A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least ‘‘A’’ by S&P or ‘‘A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or ‘‘A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least ‘‘A’’ by S&P or ‘‘A’’ by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s

then exists, the equivalent of such rating by any nationally recognized rating organization), (vi)        Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of ‘‘A’’ or higher by S&P or ‘‘A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture, except as provided in the Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants— Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes will be issued only in fully registered form, without interest coupons. The Notes will be issued only in minimum denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. The Notes will not be issued in bearer form. The Notes issued in this exchange offer will be issued only in exchange for the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

Global Notes

The Notes will be issued in the form of several registered notes in global form, without interest coupons, or the “Global Notes.” Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Investors may hold their interests in the Global Notes directly through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream, société anonyme (“Clearstream”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold such interests through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Global Notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•                  will not be entitled to have Notes represented by the Global Note registered in their names;

•                  will not receive or be entitled to receive physical, certificated Notes; and

•                  will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee or Paying Agent in Dollars to DTC’s nominee, as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;

•                  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

•                  we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes; or

•                  an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from DTC to issue the Notes in certificated form.

CERTAIN MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the exchange of old notes for new notes in the exchange offer. This discussion does not address all tax aspects relating to the exchange nor does it address state, local or foreign tax considerations or any U.S. federal tax considerations other than U.S. federal income tax. This discussion deals only with the material U.S. federal income tax consequences to persons who hold such notes as capital assets for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to any particular holder of notes and does not deal with persons who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, controlled foreign corporations, passive foreign investment companies, former residents or citizens of the United States, tax-exempt organizations, individual retirement and other tax-deferred accounts, dealers in securities or currencies, holders that hold the notes as a position in a hedge, straddle, constructive sale transaction, conversion transaction, “synthetic security” or other integrated transaction for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, and persons subject to alternative minimum tax. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer that are different from those discussed below.

This discussion of the material U.S. federal income tax consequences of the exchange of old notes for new notes is not tax advice. Accordingly, each investor should consult its own tax advisor as to the particular tax consequences to it relating to the exchange, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

Consequences of Tendering Old Notes in the Exchange Offer

The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted tax basis, holding period, and amount of original issue discount and acquisition premium (if any) in the new notes as it had in the old notes immediately before the exchange.  The U.S. federal income tax consequences of holding and disposing of such new notes will be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.  We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all new notes acquired by it in this exchange offer.

We will not receive any proceeds from any sale of new notes by broker-dealers.  New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes.  Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all new notes acquired by it in this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  Pursuant to the registration rights agreement, we have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the notes) other than dealers’ and brokers’ discounts and commissions and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Alston & Bird LLP will pass upon certain legal matters relating to the exchange offer for the issuers.

EXPERTS

The consolidated financial statements of Sally Beauty Holdings, Inc. and subsidiaries as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Sally Holdings LLC and subsidiaries at September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Sally Beauty files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Sally Holdings filed annual, quarterly and current reports and other information with the SEC under the Exchange Act prior to December 20, 2011. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Sally Beauty’s and Sally Holdings’ SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve Sally Beauty’s and Sally Holdings’ SEC filings at our Internet website at www.sallybeautyholdings.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes.  This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and its exhibits.  We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•      Annual Report on Form 10-K of Sally Holdings for the year ended September 30, 2011;

•      Annual Report on Form 10-K of Sally Beauty for the year ended September 30, 2011, including portions of Sally Beauty’s Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Sally Beauty’s stockholders;

•      Quarterly Report on Form 10-Q of Sally Beauty for the quarter ended December 31, 2011;

•      Current Reports on Form 8-K of Sally Holdings filed November 3, 2011, November 9, 2011, November 16, 2011, and December 21, 2011.

•      Current Reports on Form 8-K of Sally Beauty filed October 18, 2011, November 3, 2011, November 9, 2011, December 19, 2011, December 21, 2011, January 27, 2012, February 10, 2012 and February 14, 2012; and

We also incorporate by reference into this prospectus any future filings made by Sally Beauty or Sally Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus or the offering is otherwise terminated.

We encourage you to read the periodic and current reports of Sally Beauty and Sally Holdings, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Sally Beauty Holdings, Inc.

3001 Colorado Boulevard

Denton, Texas 76210

Telephone:  (940) 898-7500

Attention: Investor Relations Department

$750,000,000

SALLY HOLDINGS LLC

SALLY CAPITAL INC.

SALLY BEAUTY HOLDINGS, INC.

SALLY INVESTMENT HOLDINGS LLC

Offer to Exchange

All Outstanding 6.875% Senior Notes due 2019

issued November 8, 2011

($750,000,000 aggregate principal amount outstanding)

for newly-issued, registered

6.875% Senior Notes Due 2019

PROSPECTUS

                  , 2012

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

We maintain insurance providing for indemnification of our officers and directors, managers and members of all of the Sally entities and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Delaware Corporations

Sally Beauty, Sally Capital, Beyond the Zone, Inc., Coloresse, Inc., Design Lengths, Inc., Energy of Beauty, Inc., Esthetician Services, Inc., For Perms Only, Inc., High Intensity Products, Inc., Ion Professional Products, Inc., Land of Dreams, Inc., Miracle Lane, Inc., Venique, Inc., Nail Life, Inc., New Image Professional Products, Inc., Power IQ, Inc., Procare Laboratories, Inc., Sally Beauty Distribution of Ohio, Inc., Satin Strands, Inc., Sexy U Products, Inc., Silk Elements, Inc., Soren Enterprises, Inc., Tanwise, Inc., Femme Couture International, Inc. and Generic Value Products, Inc., or the “Delaware Corporations,” are corporations organized under the laws of the state of Delaware.

Subsection (a) of Section 145 of the Delaware General Corporation Law, or the “DGCL” empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The by-laws of each of the Delaware Corporations (other than Sally Capital) provides for indemnification to the fullest extent authorized by the DGCL of all current and former directors and officers. The by-laws of Sally Capital provide for the indemnification of all current and former directors and officers to the fullest extent permitted by DGCL or other applicable law. With respect to proceedings initiated by such persons, (i) the Delaware Corporations shall only indemnify such persons to the extent such proceeding was authorized by such corporation’s board of directors, and (ii) Sally Capital will also indemnify such persons for expenses incurred in connection with successfully establishing a right to indemnification.

The certificate of incorporation of each of the Delaware Corporations (other than Sally Capital, Design Lengths, Inc., Ion Professional Products, Inc., Power IQ, Inc. and Soren Enterprises, Inc.), as permitted by the DGCL, eliminates the liability of such corporation’s directors to the fullest extent permitted by the DGCL. The certificate of incorporation of each of Sally Capital, Design Lengths, Inc., Ion Professional Products, Inc. and Soren Enterprises, Inc. provides, as permitted by the DGCL, that directors shall have no liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the respective corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

Sally Beauty’s certificate of incorporation and bylaws provide for the indemnification of directors to the fullest extent permitted by the DGCL, except that Sally Beauty is not obligated to indemnify a director in respect of any proceeding (or part thereof) instituted by such director, unless such proceeding has been authorized by Sally Beauty’s board of directors or is brought by such director to recover indemnification or advancement of expenses in accordance with the procedures set forth in Sally Beauty’s bylaws and such director is successful in whole or in part in such proceeding.  In addition, as permitted by the DGCL, the certificate of incorporation and bylaws provide that Sally Beauty’s directors shall have no personal liability to Sally Beauty or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

The above discussion of the certificates of incorporation and bylaws of the Delaware Corporations and the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificates of incorporation, bylaws and the DGCL.

Delaware LLCs

Sally Holdings, Sally Investment Holdings LLC, Armstrong McCall Holdings, L.L.C., Beauty Holding LLC, Beauty Systems Group LLC, Diorama Services Company, LLC, Sally Beauty Distribution LLC, Sally Beauty International Finance LLC and Sally Beauty Supply LLC are limited liability companies organized under the laws of the state of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company has the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of each of Sally Holdings, Sally Investment Holdings LLC, Beauty Holding LLC, Beauty Systems Group, Sally Beauty Distribution LLC, Sally Beauty International Finance LLC and Sally Beauty Supply provides that, to the fullest extent permitted by law, no member, officer, employee, agent or representative shall be liable to such company or any member, and such person shall be entitled to indemnification, for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such person, in good faith on behalf of the company (and with respect to indemnification, in a manner reasonably believed to be within the scope of the authority conferred on such officer by such agreement), except that such person shall be liable for any such loss, liability, damage or claim incurred by reason of such person’s gross negligence or willful misconduct. Any indemnity under the limited liability company agreements shall be provided out of and to the extent of such company’s assets only, and none of the above named persons shall have liability on account thereof.

The operating agreement of Diorama Services Company, LLC provides that a member is not personally liable for a debt, obligation or liability solely by reason of being or acting as a member and provides for the indemnification to the fullest extent permitted by law, of any person or entity who was or is a party to or threatened to be made a party to any proceeding, whether threatened, pending or completed, by reason of being a member or officer, against any liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The regulations of Armstrong McCall Holdings, L.L.C. provide for the indemnification of members, officers, employees, agents and others as fully as, and to the same extent, a corporation is entitled to indemnify its directors, officers, employees and agents under the DGCL.

Arkansas Corporation

Arnolds, Inc. is a corporation organized under the laws of the state of Arkansas.

Section 4-27-850 of the Arkansas Business Corporation Act of 1987, or the “ABCA” provides that a corporation may indemnify an individual made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Section 4-27-850 of the ABCA further provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

Lastly, Section 4-27-850 of the ABCA provides that a corporation shall indemnify a director, officer, employee or agent of the corporation if such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The articles of incorporation and by-laws of Arnolds, Inc. do not contain specific provisions for the indemnification of its directors and officers.

California Corporation

Innovations—Successful Salon Services is a corporation organized under the laws of the state of California.

Section 317 of the California General Corporation Law, or the “CGCL,” provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 317 further provides that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

Section 317 also mandates indemnification of expenses actually and reasonably incurred to the extent that a director, officer, employee or other agent of the corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein.

The articles of incorporation of Innovations—Successful Salon Services, as permitted by the CGCL, eliminates the liability of directors to the fullest extent permitted under California law. In addition, the articles of incorporation of Innovations—Successful Salon Services authorizes indemnification of agents for breach of duty to the corporation and shareholders through bylaw provisions, agreements with the agents, or both, to the fullest extent provided by the CGCL. The by-laws of Innovations—Successful Salon Services do not contain specific provisions for the indemnification of its directors and officers.

Florida LLC

Salon Success International LLC is a limited liability company organized under the laws of the State of Florida.

Section 608.4229 of the Florida Limited Liability Company Act, or the “FLLCA,” provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 of the FLLCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

The articles of organization and operating agreement of Salon Success International LLC do not contain specific provisions for the indemnification of the company’s members and the articles of organization do not contain provisions for the indemnification of its managers.  The operating agreement, however, mandates indemnification of and advancement of expenses to the managers to the maximum extent permitted under Section 608.4229 of the FLLCA.

New Hampshire Corporation

Neka Salon Supply, Inc. is a corporation organized under the laws of the state of New Hampshire.

Section 293-A:8.51 of the New Hampshire Business Corporation Act, or the “NHBCA,” provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if: (1) the director conducted himself in good faith; (2) the director reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. Under Section 293-A:8.51, a corporation may not indemnify a director in connection with (i) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) any other proceeding charging improper personal benefit to such director, whether or not involving action in official capacity, in which such director was adjudged liable on the basis that personal benefit was improperly received by such director. In addition, the NHBCA limits indemnification in connection with a proceeding by or in the right of the corporation to reasonable expenses incurred in connection with such proceeding. Section 293-A:8.52 of the NHBCA mandates that, unless limited by its articles of incorporation, a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he is or was a director of the corporation against reasonable expenses incurred by such director in connection with the proceeding.

Section 293-A:8.56 of the NHBCA provides for indemnification of officers who are not directors to the same extent as to directors, unless otherwise provided in the articles of incorporation.

The articles of incorporation and by-laws of Neka Salon Supply, Inc. do not contain specific provisions for the indemnification of directors and officers.

Texas Corporations and Limited Partnership

Armstrong McCall Holdings, Inc. and Brentwood Beauty Laboratories International, Inc. are corporations organized under the laws of the state of Texas.  Armstrong McCall, L.P. is a limited partnership organized under the laws of the state of Texas.

Section 8.051 of the Texas Business Organizations Code, or the “TBOC,” which TBOC applies to both Texas corporations and Texas limited partnerships, provides that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 8.101 of the TBOC provides that an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding if it is determined that (1) the person (a) acted in good faith, (b) reasonably believed in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interest and, in any other case, that the person’s conduct was not opposed to the enterprise’s best interest, and (c) in the case of a criminal proceeding, did not have reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.

Section 8.102 of the TBOC provides that indemnification of a person found liable to the enterprise or found liable on the basis that a personal benefit was improperly received by him or her (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, and (3) may not be made if the person is found liable for (a) willful or intentional misconduct in the performance of the person’s duty to the enterprise, (b) breach of the person’s duty of loyalty owed to the enterprise, or (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise.

The articles of incorporation and by-laws of each of Armstrong McCall Holdings, Inc. and Brentwood Beauty Laboratories International, Inc. do not contain specific provisions for the indemnification of directors and officers.

The articles of limited partnership of Armstrong McCall, L.P. provide that the partnership shall indemnify the general partner in connection with any proceeding to which it was, is or is threatened to be named a defendant or respondent, or in which it was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of it serving or having served, as a general partner if it is determined that the general partner satisfied the same criteria required by Section 8.101(1) of the TBOC.  The articles further provide that indemnification of the general partner in respect any proceeding in which the general partner shall have been found liable on the basis that personal benefit was improperly received by it or found liable to the partnership shall be limited to reasonable expenses actually incurred, unless the general partner has been found liable for willful or intentional misconduct in the performance of its duty to the partnership or the limited partner, in which case the general partner shall be in no way indemnified.  Lastly, the articles provide that general partner shall be indemnified in the same manner contemplated by Section 8.051 of the TBOC.  The certificate of limited partnership of Armstrong McCall, L.P. does not contain specific provisions for the indemnification of the general partner.

Texas LLC

Armstrong McCall Management, L.C. is a limited liability company organized under the laws of the state of Texas.

Section 101.402 of the Texas Limited Liability Company Law provides that a limited liability company may indemnify members, managers, officers, and assignees of membership interests in the company and may also pay in advance or reimburse expenses incurred by such persons.

The regulations of Armstrong McCall Management, L.C. provides for indemnification if its managers, officers, employees, agents and others as full as, and to the same extent as, a corporation may indemnify its directors, officers, employees and agents under the TBOC. The articles of organization of Armstrong McCall Management, L.C. does not contain specific provisions for the indemnification of its members or managers.

Wisconsin Corporation

Aerial Company, Inc. is a corporation organized under the laws of the state of Wisconsin.

Section 180.0851 of the Wisconsin Business Corporation Law, or the “WBCL,” provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

In cases not covered by the foregoing, a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, (ii) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no treasonable cause to believe that his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct.

The WBCL further provides that a corporation shall indemnify a non-director, non-officer employee of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.  Additionally, a corporation may indemnify and allow reasonable expenses of any non-director, non-officer employee or agent of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

The articles of incorporation of Aerial Company, Inc. do not contain specific provisions for the indemnification of directors and officers.

The bylaws of Aerial Company, Inc. provide for indemnification of any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the-corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Further, the bylaws provide that Aerial Company, Inc. shall provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment it its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not-opposed to the best interests of the corporation (and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Lastly, the bylaws provide that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection therewith.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

Item 22.  Undertakings

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY HOLDINGS LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		President and Chief Executive Officer (principal
Gary G. Winterhalter		executive officer)

*		Senior Vice President and Chief Financial Officer
Mark J. Flaherty		(principal financial officer)

*		Vice President and Chief Accounting Officer
Janna Minton		(principal accounting officer)

SALLY INVESTMENT HOLDINGS LLC		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY CAPITAL INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director, President and Chief Executive Officer
Gary G. Winterhalter	(principal executive officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Director, President and Chief Executive Officer
Gary G. Winterhalter	(principal executive officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

*	Director and Chairman of the Board
James Berges

*	Director
Kathleen J. Affeldt

*	Director
Marshall E. Eisenberg

*	Director
Kenneth A. Giuriceo

*	Director
Robert R. McMaster

*	Director
Walter L. Metcalfe

*	Director
John A. Miller

*	Director
Martha J. Miller

*	Director
Edward W. Rabin

*	Director
Richard J. Schnall

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY INVESTMENT HOLDINGS LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		President and Chief Executive Officer (principal
Gary G. Winterhalter		executive officer)

*		Senior Vice President and Chief Financial Officer
Mark J. Flaherty		(principal financial officer)

*		Vice President and Chief Accounting Officer
Janna Minton		(principal accounting officer)

SALLY BEAUTY HOLDINGS, INC.		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

BEAUTY SYSTEMS GROUP LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		Chairman (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer
Mark J. Flaherty		(principal financial officer)

*		Vice President and Chief Accounting Officer
Janna Minton		(principal accounting officer)

SALLY HOLDINGS LLC		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ARMSTRONG MCCALL HOLDINGS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and Chairman (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ARNOLDS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director
Gary G. Winterhalter

*	President (principal executive officer)
John R. Golliher

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ARMSTRONG MCCALL HOLDINGS, L.L.C.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		Chairman (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer
Mark J. Flaherty		(principal financial officer)

*		Vice President and Chief Accounting Officer
Janna Minton		(principal accounting officer)

ARMSTRONG MCCALL HOLDINGS, INC.		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ARMSTRONG MCCALL MANAGEMENT, L.C.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Manager and Chairman (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ARMSTRONG MCCALL, L.P.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		Chairman (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer
Mark J. Flaherty		(principal financial officer)

*		Vice President and Chief Accounting Officer
Janna Minton		(principal accounting officer)

Armstrong McCall Holdings, L.L.C.		Partner

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

Armstrong McCall Management, L.C.		Partner

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial
Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

INNOVATIONS-SUCCESSFUL SALON SERVICES

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and Chairman (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

PROCARE LABORATORIES, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

NEKA SALON SUPPLY, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALON SUCCESS INTERNATIONAL, LLC

By:	/s/ Gary Winterhalter
Gary G. Winterhalter
Sole Manager

POWER OF ATTORNEY

The undersigned sole manager of Salon Success International, LLC hereby constitute and appoint Mark J. Flaherty with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

/s/ Gary G. Winterhalter	Sole Manager
Gary G. Winterhalter

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

AERIAL COMPANY, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and Chairman (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY BEAUTY SUPPLY LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		Chairman (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer (principal
Mark J. Flaherty		financial officer)

*		Vice President and Chief Accounting Officer (principal
Janna Minton		accounting officer)

SALLY HOLDINGS LLC		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

DIORAMA SERVICES COMPANY, LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		Chairman (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer (principal
Mark J. Flaherty		financial officer)

*		Vice President and Chief Accounting Officer (principal
Janna Minton		accounting officer)

SALLY BEAUTY SUPPLY LLC		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY BEAUTY DISTRIBUTION LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

	Name	Title

	*	President (principal executive officer)
Gary G. Winterhalter

	*	Senior Vice President and Chief Financial Officer (principal
	Mark J. Flaherty	financial officer)

	*	Vice President and Chief Accounting Officer (principal
	Janna Minton	accounting officer)

	SALLY HOLDINGS LLC	Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY BEAUTY INTERNATIONAL FINANCE LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

	Name	Title

	*	President (principal executive officer)
Gary G. Winterhalter

	*	Senior Vice President and Chief Financial Officer (principal
	Mark J. Flaherty	financial officer)

	*	Vice President and Chief Accounting Officer (principal
	Janna Minton	accounting officer)

	SALLY BEAUTY DISTRIBUTION LLC	Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

BEAUTY HOLDING LLC

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name		Title

*		President (principal executive officer)
Gary G. Winterhalter

*		Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*		Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

SALLY BEAUTY INTERNATIONAL FINANCE LLC		Sole member

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

BEYOND THE ZONE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal
Mark J. Flaherty	financial officer)

*	Vice President and Chief Accounting Officer (principal
Janna Minton	accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SILK ELEMENTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal
Mark J. Flaherty	financial officer)

*	Vice President and Chief Accounting Officer (principal
Janna Minton	accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

HIGH INTENSITY PRODUCTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal
Mark J. Flaherty	financial officer)

*	Vice President and Chief Accounting Officer (principal
Janna Minton	accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

NAIL LIFE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SEXY U PRODUCTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

FOR PERMS ONLY, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ENERGY OF BEAUTY, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

MIRACLE LANE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

TANWISE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SATIN STRANDS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive officer)
Gary G. Winterhalter

*	Senior Vice President and Chief Financial Officer (principal financial officer)
Mark J. Flaherty

*	Vice President and Chief Accounting Officer (principal accounting officer)
Janna Minton

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ION PROFESSIONAL PRODUCTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

NEW IMAGE PROFESSIONAL PRODUCTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

ESTHETICIAN SERVICES, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

FEMME COUTURE INTERNATIONAL, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

GENERIC VALUE PRODUCTS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

VENIQUE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

LAND OF DREAMS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

COLORESSE, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

DESIGN LENGTHS, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

POWER IQ, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SOREN ENTERPRISES, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas, on March 29, 2012.

SALLY BEAUTY DISTRIBUTION OF OHIO, INC.

By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2012:

Name	Title

*	Sole Director and President (principal executive
Gary G. Winterhalter	officer)

*	Senior Vice President and Chief Financial Officer
Mark J. Flaherty	(principal financial officer)

*	Vice President and Chief Accounting Officer
Janna Minton	(principal accounting officer)

* By:	/s/ Mark J. Flaherty
Mark J. Flaherty
Attorney-in-Fact

EXHIBIT INDEX

2.1

Investment Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.1 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006†

2.2

First Amendment to the Investment Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.2 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006†

2.3

Second Amendment to the Investment Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.02 to the Current Report on Form 8-K of New Sally Holdings, Inc. (File No. 333-136259) filed on October 30, 2006†

2.4

Separation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.3 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006†

2.5

First Amendment to the Separation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.4 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006†

2.6

Second Amendment to the Separation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.01 to the Current Report on Form 8-K of New Sally Holdings, Inc. (File No. 333-136259) filed on October 30, 2006†

2.7

Agreement and Plan of Merger by and among Beauty Systems Group LLC, Lady Lynn Enterprises, Inc., Schoeneman Beauty Supply, Inc., the Shareholders and F. Dale Schoeneman, dated September 30, 2009, which is incorporated herein by reference from Exhibit 10.27 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009†

2.8

Stock Purchase Agreement entered into on October 1, 2010 by and among Beauty Systems Group LLC, Aerial Company, Inc. and the stockholders named therein, which is incorporated herein by reference from Exhibit 2.7 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings Inc., filed on February 3, 2011†

3.1

Certificate of Formation of Sally Holdings LLC, which is incorporated herein by reference from Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.2

Limited Liability Company Agreement of Sally Holdings LLC, which is incorporated herein by reference from Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.3

Certificate of Incorporation of Sally Capital Inc., which is incorporated herein by reference from Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.4

By-Laws of Sally Capital Inc., which is incorporated herein by reference from Exhibit 3.4 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.5

Second Amended and Restated Certificate of Incorporation of Sally Beauty Holdings, Inc., which is incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc., filed on January 27, 2012

3.6

Third Amended and Restated Bylaws of Sally Beauty Holdings, Inc., dated October 23, 2008, which is incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc., filed on October 23, 2008

3.7	Certificate of Formation of Sally Investment Holdings LLC*
3.8	Limited Liability Company Agreement of Sally Investment Holdings LLC*
3.9	Amended and Restated Articles of Incorporation of Aerial Company, Inc.*
3.10	By-Laws of Aerial Company, Inc.*
3.11

Articles of Incorporation of Armstrong McCall Holdings, Inc., as amended, which is incorporated herein by reference from Exhibit 3.5 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.12

Amended and Restated By-Laws of Armstrong McCall Holdings, Inc., which is incorporated herein by reference from Exhibit 3.6 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.13

Certificate of Formation of Armstrong McCall Holdings, L.L.C., as amended, which is incorporated herein by reference from Exhibit 3.7 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.14

Regulations of Armstrong McCall Holdings, L.L.C., which is incorporated herein by reference from Exhibit 3.8 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.15

Certificate of Limited Partnership of Armstrong McCall, L.P., as amended, which is incorporated herein by reference from Exhibit 3.9 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.16

Articles of Limited Partnership of Armstrong McCall, L.P., as amended, which is incorporated herein by reference from Exhibit 3.10 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.17

Articles of Organization of Armstrong McCall Management, L.C., as amended, which is incorporated herein by reference from Exhibit 3.11 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.18

Regulations of Armstrong McCall Management, L.C., which is incorporated herein by reference from Exhibit 3.12 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.19

Articles of Incorporation of Arnolds, Inc., as amended, which is incorporated herein by reference from Exhibit 3.13 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.20

Amended and Restated By-Laws of Arnolds, Inc., which is incorporated herein by reference from Exhibit 3.14 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.21

Certificate of Formation of Beauty Holding LLC, which is incorporated herein by reference from Exhibit 3.15 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.22

Limited Liability Company Agreement of Beauty Holding LLC, which is incorporated herein by reference from Exhibit 3.16 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.23

Certificate of Formation of Beauty Systems Group LLC, which is incorporated herein by reference from Exhibit 3.17 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.24

Limited Liability Company Agreement of Beauty Systems Group LLC, which is incorporated herein by reference from Exhibit 3.18 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.25

Certificate of Incorporation of Beyond the Zone, Inc., which is incorporated herein by reference from Exhibit 3.19 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.26

By-Laws of Beyond the Zone, Inc., which is incorporated herein by reference from Exhibit 3.20 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.27

Articles of Incorporation of Brentwood Beauty Laboratories International, Inc., as amended, which is incorporated herein by reference from Exhibit 3.21 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.28

Amended and Restated By-Laws of Brentwood Beauty Laboratories International, Inc., which is incorporated herein by reference from Exhibit 3.22 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.29

Certificate of Incorporation of Coloresse, Inc., which is incorporated herein by reference from Exhibit 3.23 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.30

By-Laws of Coloresse, Inc., which is incorporated herein by reference from Exhibit 3.24 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.31

Certificate of Incorporation of Design Lengths, Inc., which is incorporated herein by reference from Exhibit 3.25 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.32

By-Laws of Design Lengths, Inc., which is incorporated herein by reference from Exhibit 3.26 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.33

Certificate of Formation of Diorama Services Company, LLC, which is incorporated herein by reference from Exhibit 3.27 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.34

Operating Agreement of Diorama Services Company, LLC, which is incorporated herein by reference from Exhibit 3.28 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.35

Certificate of Incorporation of Energy of Beauty, Inc., which is incorporated herein by reference from Exhibit 3.29 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.36

By-Laws of Energy of Beauty, Inc., which is incorporated herein by reference from Exhibit 3.30 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.37

Certificate of Incorporation of Esthetician Services, Inc., which is incorporated herein by reference from Exhibit 3.31 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.38

Amended and Restated By-Laws of Esthetician Services, Inc., which is incorporated herein by reference from Exhibit 3.32 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.39	Certificate of Incorporation of Femme Couture International, Inc. (f/k/a Lome Beauty International, Inc.), as amended*
3.40

Amended and Restated By-Laws of Femme Couture International, Inc. (f/k/a Lome Beauty International, Inc.), which is incorporated herein by reference from Exhibit 3.46 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.41

Certificate of Incorporation of For Perms Only, Inc., which is incorporated herein by reference from Exhibit 3.33 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.42

By-Laws of For Perms Only, Inc., which is incorporated herein by reference from Exhibit 3.34 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.43	Certificate of Incorporation of Generic Value Products, Inc. (f/k/a Venetian Blends, Inc.), as amended*
3.44

By-Laws of Generic Value Products, Inc. (f/k/a Venetian Blends, Inc.), which is incorporated herein by reference from Exhibit 3.82 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.45

Certificate of Incorporation of High Intensity Products, Inc., which is incorporated herein by reference from Exhibit 3.35 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.46

By-Laws of High Intensity Products, Inc., which is incorporated herein by reference from Exhibit 3.36 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.47

Articles of Incorporation of Innovations—Successful Salon Services, which is incorporated herein by reference from Exhibit 3.37 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.48

Amended and Restated By-Laws of Innovations—Successful Salon Services, which is incorporated herein by reference from Exhibit 3.38 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.49

Certificate of Ion Professional Products, Inc., as amended, which is incorporated herein by reference from Exhibit 3.39 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.50

Amended and Restated By-Laws of Ion Professional Products, Inc., which is incorporated herein by reference from Exhibit 3.40 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.51

Certificate of Incorporation of Land of Dreams, Inc., which is incorporated herein by reference from Exhibit 3.43 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.52

By-Laws of Land of Dreams, Inc., which is incorporated herein by reference from Exhibit 3.44 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.53

Certificate of Incorporation of Miracle Lane, Inc., which is incorporated herein by reference from Exhibit 3.47 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.54

By-Laws of Miracle Lane, Inc., which is incorporated herein by reference from Exhibit 3.48 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.55	Certificate of Incorporation of Nail Life, Inc., which is incorporated herein by reference from Exhibit 3.51 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007
3.56

By-Laws of Nail Life, Inc., which is incorporated herein by reference from Exhibit 3.52 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.57

Articles of Incorporation of Neka Salon Supply, Inc., as amended, which is incorporated herein by reference from Exhibit 3.53 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.58

Amended and Restated By-Laws of Neka Salon Supply, Inc., which is incorporated herein by reference from Exhibit 3.54 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.59

Certificate of Incorporation of New Image Professional Products, Inc., which is incorporated herein by reference from Exhibit 3.55 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.60

Amended and Restated By-Laws of New Image Professional Products, Inc., which is incorporated herein by reference from Exhibit 3.56 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.61

Certificate of Incorporation of Power IQ, Inc., which is incorporated herein by reference from Exhibit 3.57 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.62

By-Laws of Power IQ, Inc., which is incorporated herein by reference from Exhibit 3.58 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.63

Certificate of Incorporation of Procare Laboratories, Inc., which is incorporated herein by reference from Exhibit 3.59 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.64

Amended and Restated By-Laws of Procare Laboratories, Inc., which is incorporated herein by reference from Exhibit 3.60 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.65

Certificate of Formation of Sally Beauty Distribution LLC, which is incorporated herein by reference from Exhibit 3.61 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.66

Limited Liability Company Agreement of Sally Beauty Distribution LLC, which is incorporated herein by reference from Exhibit 3.62 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.67

Certificate of Incorporation of Sally Beauty Distribution of Ohio, Inc., which is incorporated herein by reference from Exhibit 3.63 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.68

By-Laws of Sally Beauty Distribution of Ohio, Inc., which is incorporated herein by reference from Exhibit 3.64 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.69

Certificate of Formation of Sally Beauty International Finance LLC, which is incorporated herein by reference from Exhibit 3.65 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.70

Limited Liability Company Agreement of Sally Beauty International Finance LLC, which is incorporated herein by reference from Exhibit 3.66 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.71	Certificate of Formation of Sally Beauty Supply LLC, which is incorporated herein by reference from Exhibit 3.67 to the Registration Statement on Form S-4 (File No. 333-

133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007
3.72

Limited Liability Company Agreement of Sally Beauty Supply LLC, which is incorporated herein by reference from Exhibit 3.68 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.73

Amended and Restated Articles of Organization of Salon Success International, LLC, which is incorporated herein by reference from Exhibit 3.69 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.74

Fourth Amended and Restated Operating Agreement of Salon Success International, LLC, which is incorporated herein by reference from Exhibit 3.70 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.75

Certificate of Incorporation of Satin Strands, Inc., which is incorporated herein by reference from Exhibit 3.71 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.76

By-Laws of Satin Strands, Inc., which is incorporated herein by reference from Exhibit 3.72 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.77

Certificate of Incorporation of Sexy U Products, Inc., which is incorporated herein by reference from Exhibit 3.73 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.78

By-Laws of Sexy U Products, Inc., which is incorporated herein by reference from Exhibit 3.74 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.79

Certificate of Incorporation of Silk Elements, Inc., which is incorporated herein by reference from Exhibit 3.75 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.80

By-Laws of Silk Elements, Inc., which is incorporated herein by reference from Exhibit 3.76 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.81

Certificate of Incorporation of Soren Enterprises, Inc., which is incorporated herein by reference from Exhibit 3.77 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.82

By-Laws of Soren Enterprises, Inc., which is incorporated herein by reference from Exhibit 3.78 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.83

Certificate of Incorporation of Tanwise, Inc., which is incorporated herein by reference from Exhibit 3.79 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.84

By-Laws of Tanwise, Inc., which is incorporated herein by reference from Exhibit 3.80 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

3.85	Certificate of Incorporation of Venique, Inc. (f/k/a Modern Panache, Inc.), as amended*
3.86

By-Laws of Venique, Inc. (f/k/a Modern Panache, Inc.), which is incorporated herein by reference from Exhibit 3.50 to the Registration Statement on Form S-4 (File No. 333-133327) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

4.1

Stockholders Agreement, dated as of November 16, 2006, by and among Sally Beauty Holdings, Inc., CDRS Acquisition LLC, CD&R Parallel Fund VII, L.P. and the other stockholders party thereto, which is incorporated herein by reference from Exhibit 4.8 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.2

First Amendment to the Stockholders Agreement, dated as of December 13, 2006, between Sally Beauty Holdings, Inc. and CDRS Acquisition LLC and Carol L. Bernick, as representative of the other stockholders, which is incorporated herein by reference from Exhibit 4.2 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on December 22, 2006

4.3

Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.4

First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.2 from the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

4.5

Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.6

First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.4 from the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

4.7

Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.3 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.8

Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.4 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.9

Credit Agreement, dated November 16, 2006, with respect to a Term Loan Facility, by and among Sally Holdings LLC, the several lenders from time to time parties thereto, and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.10

Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.11

Credit Agreement, dated November 16, 2006, with respect to an Asset-Based Loan Facility, among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, any Canadian Borrower from time to time party thereto, certain subsidiaries of Sally Holdings LLC, the several lenders from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, and Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.12

U.S. Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.13

Canadian Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Beauty (Canada) Corporation, Beauty Systems Group (Canada), Inc., Sally Beauty Canada Holdings Inc. and certain of their respective subsidiaries in favor of Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.3 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.14

Intercreditor Agreement, dated as of November 16, 2006, by and between Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent under the Term Loan Facility, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent under the Asset-Based Loan Facility, which is incorporated herein by reference from Exhibit 4.7 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.15

Assignment and Acceptance of that certain Credit Agreement, dated as of November 16, 2006, among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, the Canadian Borrowers (as defined in the Credit Agreement), the several banks and other financial institutions from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the Lenders and Merrill Lynch Capital Canada, Inc., as Canadian agent and Canadian collateral agent for the Lenders, which is incorporated herein by reference from Exhibit 4.15 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

4.16

Assumption Agreement, dated as of December 20, 2011 made by Sally Beauty Holdings, Inc. in favor of Merrill Lynch Capital Corporation, as collateral agent and as administrative agent, which is incorporated herein by reference from Exhibit 4.6 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

4.17

Credit Agreement dated as of November 12, 2010 among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, as domestic borrowers, Beauty Systems Group (Canada), Inc., as Canadian borrower, SBH Finance B.V., as foreign borrower, the guarantors from time to time party hereto, Bank of America, N.A., as administrative agent and collateral agent, Bank of America, N.A. (acting through its Canada branch), as Canadian agent, the other lenders party hereto, JPMorgan Chase Bank, N.A., as documentation agent, Wells Fargo Capital Finance, LLC, as syndication agent, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC, as joint lead arrangers and joint book managers, which is incorporated herein by reference from Exhibit 4.13 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 3, 2011

4.18

Security Agreement by Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, as the domestic borrowers and the other domestic borrowers and domestic guarantors party hereto from time to time and Bank of America, N.A. as collateral agent dated as of November 12, 2010, which is incorporated herein by reference from Exhibit 4.14 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 3, 2011

4.19

Security Agreement by Beauty Systems Group (Canada), Inc., as the Canadian borrower and Bank of America, N.A., (acting through its Canada branch), as Canadian agent dated as of November 12, 2010, which is incorporated herein by reference from Exhibit 4.15 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 3, 2011

4.20

Joinder to Loan Documents, dated as of December 20, 2011, by and among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, Beauty Systems Group (Canada), Inc., SBH Finance B.V., the Guarantors named therein, Sally Beauty Holdings, Inc., Sally Investment Holdings LLC and Bank of America, N.A., as administrative agent and as collateral agent, which is incorporated herein by reference from Exhibit 4.10 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

4.21

Indenture, dated as of November 8, 2011, by and among Sally Holdings LLC, Sally Capital Inc., the guarantors listed therein and Wells Fargo Bank, National Association (including the form of Note attached as an exhibit thereto), which is incorporated herein by reference from Exhibit 4.1 to the Company’s Current Report Form on 8-K filed on November 9, 2011

4.22

First Supplemental Indenture, dated as of December 20, 2011, among Sally Beauty Holdings, Inc., Sally Investment Holdings LLC, Sally Holdings LLC, Sally Capital Inc., each existing Subsidiary Guarantor listed therein and Wells Fargo Bank, National Association, which is incorporated herein by reference from Exhibit 4.12 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

4.23

Registration Rights Agreement, dated as of November 8, 2011, by and among Sally Holdings LLC, Sally Capital Inc., the guarantors listed therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, which is incorporated herein by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 9, 2011

5.1	Opinion of Alston & Bird LLP*
10.1

Tax Allocation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006

10.2

First Amendment to the Tax Allocation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.2 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006

10.3

Second Amendment to the Tax Allocation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.01 to the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006

10.4

Employee Matters Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.3 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006

10.5

First Amendment to the Employee Matters Agreement, dated October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.4 to Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006

10.6

Second Amendment to the Employee Matters Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.02 to the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006

10.7

Termination Agreement, dated as of June 18, 2006, among Alberto-Culver Company, Sally Holdings, Inc. and Gary G. Winterhalter, which is incorporated herein by reference from Exhibit 10.9 to the Current Report on Form 8-K filed by Alberto-Culver Company on June 22, 2006

10.8	Form of First Amendment to the Termination Agreement with Gary G. Winterhalter, which is incorporated herein by reference from Exhibit 10.1 to the Current Report on

Form 8-K of Sally Beauty Holdings, Inc. filed on January 29, 2007
10.9

Sally Beauty Holdings, Inc. Independent Director Compensation Policy, which is incorporated herein by reference from Exhibit 10.12 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.10

Alberto-Culver Company 2003 Stock Option Plan for Non-Employee Directors, which is incorporated herein by reference from Exhibit 10.17 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

10.11

Alberto-Culver Company 2003 Restricted Stock Plan, which is incorporated herein by reference from Exhibit 10.18 to the Registration Statement on Form S-4 (File No. 333-144427) of Sally Holdings LLC and Sally Capital Inc. filed on July 9, 2007

10.12

Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 4.4 to the Registration Statement on Form S-8 of Sally Beauty Holdings, Inc. filed on May 3, 2007

10.13

Form of Stock Option Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 27, 2007

10.14

2007 Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed April 27, 2007

10.15

2007 Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.3 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 27, 2007

10.16

2007 Form of Restricted Stock Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.4 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 27, 2007

10.17

2009 Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.23 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 20, 2008

10.18

2009 Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.24 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 20, 2008

10.19

2009 Form of Restricted Stock Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.25 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 20, 2008

10.20

Tax Sharing Agreement, dated as of November 16, 2006, made and entered into by and among Sally Beauty Holdings, Inc., Sally Investment Holdings LLC and Sally Holdings LLC, which is incorporated herein by reference from Exhibit 10.14 of the Quarterly Report on Form 10-Q of Sally Holdings LLC and Sally Capital Inc. filed on August 29, 2007

10.21	Form of Option Exercise Period Extension Agreement for Retired Executives, which is incorporated herein by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on May 6, 2009
10.22

Amendment and Restated Alberto-Culver Company Employee Stock Option Plan of 2003, which is incorporated herein by reference from Exhibit 10.28 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.23

2010 Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.29 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.24

2010 Form of Restricted Stock Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.30 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.25

2010 Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.31 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.26

2010 Form of Stock Option Agreement for Employees pursuant to the Alberto-Culver Company Employee Stock Option Plan of 2003, which is incorporated herein by reference from Exhibit 10.32 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.27

Form of Amended and Restated Indemnification Agreement with Directors, which is incorporated herein by reference from Exhibit 10.33 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 19, 2009

10.28

Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan, which is incorporated herein by reference from Appendix A to the Definitive Proxy Statement on Schedule 14A of Sally Beauty Holdings, Inc. filed on December 11, 2009

10.29

Amended and Restated Letter Agreement between Clayton, Dubilier & Rice, LLC (“CD&R”) and Sally Beauty Holdings, Inc. with respect to the provision of services by CD&R to Sally Beauty Holdings, Inc.’s Board of Directors dated as of February 24, 2010, which is incorporated herein by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q of Sally Beauty Holding, Inc. filed on May 4, 2010

10.30

2011 Form of Restricted Stock Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.33 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 18, 2010

10.31

2011 Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.34 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 18, 2010

10.32

2011 Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.35 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 18, 2010

10.33

Sally Beauty Holdings, Inc. 2012 Annual Incentive Plan, which is incorporated herein by reference from Exhibit 10.33 to the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on November 16, 2011.

10.34

Purchase Agreement, dated as of November 3, 2011, by and among Sally Holdings LLC, Sally Capital Inc., the guarantors listed therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, which is incorporated herein by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 9, 2011

10.35

Release and Separation Agreement between Bennie Lowery and Sally Beauty Holdings, Inc. dated as of January 3, 2012, which is incorporated herein by reference from Exhibit 10.2 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

10.36

Form of Option Exercise Period Extension and Restricted Stock Vesting Extension Agreement, which is incorporated herein by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

10.37

Consulting Agreement between Diversely Specialized, Inc. and Sally Beauty Holdings, Inc. dated as of January 3, 2012, which is incorporated herein by reference from Exhibit 10.4 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 2, 2012

12.1	Statement of the Computation of the Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Sally Beauty Holdings, Inc.*
23.1	Consent of KPMG
23.2	Consent of KPMG
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature pages to the Registration Statement on Form S-4 filed on February 17, 2012)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1*
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner*

† Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request

* Previously filed with the Company’s Registration Statement on Form S-4 filed on February 17, 2012